Exhibit 10.2

MSCI INC.
Non-Employee Director Stock Ownership Guidelines
The Board of Directors (“Board”) of MSCI Inc. (the “Company”) has adopted these Non-Employee Director Stock Ownership Guidelines (“Ownership Guidelines”) to further align the interests of the Company’s non-employee directors of the Board with those of the Company’s stockholders and thereby help to promote sound corporate governance.
Commencing on the date of the 2016 Annual Shareholders Meeting, each non-employee director of the Board (each, a “Director”) is required, within five years following his or her first election or appointment to the Board, to own a target number of shares of the Company’s common stock, par value $0.01 (“Shares”), equal to the sum of the “Net Shares” (as defined below) underlying the restricted stock units (“RSUs”) granted to such Director under either the MSCI Inc. Independent Directors’ Equity Compensation Plan (as amended, the “IDECP”) or the MSCI Inc. 2016 Non-Employee Directors Compensation Plan (the “Directors Plan”, and together with the IDECP, the “Plans”) for each of the last five years. Each Director is subject to these Ownership Guidelines for as long as he or she continues to serve on the Board.
For purposes of these Ownership Guidelines, “Net Shares” means the number of Shares that would remain if the Shares underlying the RSUs are sold to satisfy any tax obligations (assuming a tax rate of 40%) upon either (i) the conversion of such RSUs into Shares or (ii) the cessation of any tax deferral period with respect to such RSUs. Prior to entering into any transaction to dispose of Shares, each Director shall certify in writing to the Company that he or she is in compliance with these Ownership Guidelines.
Shares that count towards satisfaction of the target level of Share ownership under these Ownership Guidelines consist of the following:

1.Shares beneficially owned individually, either directly or indirectly (including any Shares beneficially owned as a result of an election to receive a retainer (or any portion thereof) in Shares);
2.Shares beneficially owned jointly with, or separately, by immediate family members residing in the same household, either directly or indirectly;
3.Shares underlying vested and unvested RSUs granted under the Plans; and
4.Shares for which receipt has been deferred (including any Shares held through the MSCI Inc. Independent Directors Deferral Plan or any other deferred compensation plan maintained by the Company).

It is intended that these Ownership Guidelines be flexible. As such, the Compensation, Talent and Culture Committee of the Board may, in its discretion, modify or waive these Ownership Guidelines, or develop an alternative stock ownership plan, in each case, taking into account individual, Company and market circumstances, as appropriate.
Directors are subject to applicable federal and state laws and Company policy restricting trading on material non-public or “inside” information. These laws and rules may also limit the ability of a Director to buy or sell Shares from time to time. Affiliates of the Company may also be subject to reporting obligations and potential matching liability under Section 16 of the Securities Exchange Act of 1934, as amended. Any resales of Shares by an affiliate must typically be made in accordance with the volume, manner of sale, notice and other requirements of Rule 144 of the Securities Act of 1933, as amended.

Compliance with these Ownership Guidelines is in addition to, not in lieu of, compliance with any other applicable laws or Company policies.

Adopted by the Board of Directors on April 27, 2016
(As Amended and Restated October 27, 2022)